UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Two Harbors Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Utica Avenue South, Suite 900

St. Louis Park, MN 55416

(Address of principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):Not applicable

Securities registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

This Amendment No. 2 (this “Amendment”) to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “Commission”) on February 10, 2011, as amended by Amendment No. 1 to the Registration Statement on Form 8-A, filed with the Commission on November 2, 2017, by Two Harbors Investment Corp. (the “Registrant”)

No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Registrant’s common stock to reflect a reverse stock split.

Item 1. Description of Registrant’s Securities to be Registered.

A reverse stock split (the “Reverse Stock Split”) of the Registrant’s Common Stock became effective on November 1, 2022 (the “Effective Time”). Pursuant to the Reverse Stock Split, every four (4) shares of common stock, par value $0.01 per share (the “Common Stock”), which were issued and outstanding immediately prior to the Effective Time were automatically converted into one (1) issued and outstanding share of Common Stock and the number of authorized shares of Common Stock that the Registrant is authorized to issue was reduced from 700,000,000 to 175,000,000. No fractional shares of Common Stock were issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock received cash payment in lieu of such fractional shares. After the Reverse Stock Split, the Registrant’s Common Stock will have the same proportional voting rights and will be identical in all other respects to the Common Stock prior to the effectiveness of the Reverse Stock Split, except for minor changes and adjustments resulting from the treatment of fractional shares. The number of authorized shares of preferred stock that the Registrant is authorized to issue remains unchanged at 100,000,000 shares.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment to the Charter of Two Harbors Investment Corp., effective as of 5:01 PM Eastern Time on November 1, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2022).

3.2	Articles of Amendment to the Charter of Two Harbors Investment Corp., effective as of 5:02 PM Eastern Time on November 1, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TWO HARBORS INVESTMENT CORP.

Date: November 2, 2022	By:	/s/ Rebecca B. Sandberg
Name: Rebecca B. Sandberg
Title: General Counsel and Secretary

3